UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 31, 2012

HYPERTENSION DIAGNOSTICS, INC.
(Exact Name of Registrant as Specified in Charter)

Minnesota
(State or Other Jurisdiction of Incorporation)

0-24635	41-1618036
(Commission File Number)	(IRS Employer Identification No.)

10501Wayzata Boulevard, Suite 310
Minnetonka, Minnesota	55305
(Address of Principal Executive Offices)	(Zip Code)

(952) 545-2457
(Registrant’s telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01        Other Events.

On May 31, 2012, HDI Plastics, Inc. (“HDIP”), a wholly-owned subsidiary of the Registrant, received a Notice of Termination of Lease of it leased facility at 5330 Fleming Court, Austin, Texas.  The Registrant previously disclosed the receipt by HDIP of a Notice of Violation on March 28, 2012 relating to HDIP’s sole processing facility located at, from the City of Austin.  On March 29, 2012, HDIP temporarily ceased processing operations at the Austinfacility.   HDIP has continued to pursue it plans with the City of Austin and the landlord to complete the required repair work and has obtained the required temporary permit from the City of Austin to do certain repair work in the facility.  However, as a result of the ongoing analyses of the challenges and cost associated with resuming production in the City of Austin, the Company has concluded to pursue considering other alternatives for location of its production facility.  On June 5, 2012, HDIP entered into an agreement with Ecodev, LLC. to provide site selection services, on an exclusive basis for 12 months.At this time, HDIP cannot determine if it will be successful in relocating its processing facility.  HDIP will need additional capital to relocate its facility and will need to negotiate a satisfactory resolution to its obligation under its Austin lease.  There is no assurance it will be able to raise the required capital to successfully relocate its primary production facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYPERTENSION DIAGNOSTICS

Date: June 7, 2012	By:	/s/ Kenneth W. Brimmer
Name: Kenneth W. Brimmer
Title: Chief Exectutive Officer and Chief Financial Officer